Exhibit 10.12
Organovo, Inc.
5871 Oberlin Dr. Suite 150
San Diego, CA 92121

Barry Michaels
2560 Iris Way
Laguna Beach, CA 92651

August 17, 2011

Dear Barry,

I am pleased to offer you a position at Organovo, Inc. as Chief Financial Officer, reporting to Keith Murphy, Chief Executive Officer. The compensation and benefits for this position are as follows, subject to the policies of the company.

Salary: A base salary of $230,022 per annum, paid as a biweekly installment of $8,847.00, subject to deductions and income tax withholding as required by law or the policies of the company. Additionally, this position is eligible for an annual bonus calculated as a proportion of annual earnings. The bonus awarded will be based on factors such as the achievement of corporate and individual goals each calendar year.

Equity Package: Subject to the approval of Organovo's Board of Directors and awarded subsequent to Organovo's Merger Financing, a stock option award equivalent to 1.0% of Qrganovo, In. stock, with a vesting period of 4 years. The award will be subject to the terms and conditions of an Organovo, Inc. 2011 Equity Incentive Plan.

Benefits: Company health, dental, and vision insurance coverage are supplied. Organovo will cover costs required for an individual or group medical plan, or reimburse you for costs associated with an election to continue benefits under your current plan, at the company's discretion. Spousal and dependent coverage is provided. Eligibility for other benefits, including benefits that might be offered in the future will generally take place per company policy. Employee contribution to payment for benefit plans, if any, is determined annually.

Vacation and Personal Time Off: Vacation and personal time is accrued at 4.6 hours per pay period, which is equivalent to fifteen (15) days for a full time employee on an annual basis, and will increase over time per company policy.

Severance: If your employment is terminated by the Company for reasons other than cause at any time after the ninety (90) days following the date upon which you commence employment, Organovo will provide you with a severance package to assist you through your transition period. Such severance package will be paid as follows: if you execute and deliver to the Company the Company's form of Release and Non disparagement Agreement for departing employees within the time-frame contemplated by that document, you will receive three (3) months of salary and benefits plus an additional two (2) weeks of salary and benefits for each full year of employment, up to a maximum of six (6) months of total salary and benefits paid, to be paid in substantially the same manner and form as the Company provided such salary and benefits to you prior to termination.

The severance will continue for the period entitled to you as described above unless you begin other employment during that period, in which case the severance shall be paid through the business day preceding the initiation of employment. Should your employment be terminated by the Company for Cause, or if you resign or your employment is terminated by reason of your death, you will not be entitled to a severance package.

Start Date: The start date for this position is requested to be Tuesday, August 23.

Your employment offer is contingent upon the completion of a Confidentiality Agreement with the Company. Your employment is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. Your employment offer is further contingent upon the completion of an Employment Contract with the Company suitable to satisfy the Company's requirements under the intended Merger Financing.

You acknowledge that this offer letter represents the entire agreement between you and Organovo, Inc. and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Organovo, Inc. If you are in agreement with the above outline, please sign below. This offer is in effect for three business days.

We at Organovo, Inc. hope that you'll accept this job offer and look forward to welcoming you aboard! Please feel free to call me if you have any questions.

Sincerely,

/s/ Keith Murphy
Keith Murphy
Chief Executive Officer
Organovo, Inc.

To accept this job offer:

Sign and date this job offer letter where indicated below.
Return a signed and dated document back by August 20,2011. A copy of the document should be retained for your records. Please use the following information to send the document:

If you choose to send via mail, please send to the following address:
Organovo, Inc.
Attn: Keith Murphy
5871 Oberlin Dr. Suite 150
San Diego, CA 92121

Accept Job Offer
By signing and dating this letter below, I, Barry Michaels, accept this offer of employment from Organovo, Inc.

Signature:	/s/Barry Michaels	Date:	August 18, 2011